Silk Road Medical Announces Changes to Board of Directors

SUNNYVALE, Calif. – December 3, 2020 – Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today announced the appointment of Kevin Ballinger to the company’s Board of Directors. Simultaneously, the company also announced the resignation of current board member, Ruoxi Chen. Both of these changes are effective immediately.

Ballinger, the recently appointed Chief Executive Officer of Aldevron, brings decades of experience in the medical device industry. Prior to joining Aldevron, he spent 25 years at Boston Scientific, a company focused on a variety of interventional medical specialties. During his last nine years at Boston Scientific, he served as Executive Vice President and Global President of the Interventional Cardiology division. Under his leadership, Ballinger grew the division to a $3 billion global business. Ballinger earned his BS in Mechanical Engineering from Michigan Technological University, and his MBA from the University of Minnesota’s Carlson School of Management.

“We are delighted to welcome Kevin to our Board of Directors. Kevin brings extensive strategic leadership experience in the medical device industry, with a proven track record of successfully building and growing businesses,” said Erica Rogers, Chief Executive Officer. “His guidance will be instrumental as we look toward significant growth and operational expansion at Silk Road Medical.”

“Silk Road Medical has established itself as a leader in the treatment of carotid artery disease with its revolutionary transcarotid access and neuroprotection products,” said Ballinger. “I am excited about the future prospects of the company and look forward to working together as we continue to build a world class organization. I am thrilled to be joining such a dedicated team that is at the forefront of innovation.”

About Silk Road Medical
Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

Investors:
Lynn Lewis or Caroline Paul
Gilmartin Group
investors@silkroadmed.com

Media:
Michael Fanucchi
Silk Road Medical
mfanucchi@silkroadmed.com